                                                                 EXHIBIT 10.10.4

January 22, 2001

Bruce R. Worthington, Esq.
SVP and General Counsel
PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, CA  94105

Dear Bruce:

You are an essential member of our senior executive team and I view your contribution as vital to getting the Corporation through its current challenges, achieving the Corporation's objectives, and providing strong returns to shareholders.

The Board of Directors recently approved a Senior Executive Retention program which includes you. Under this program, you will receive a grant of phantom PG&E Corporation restricted stock units granted under the PG&E Corporation Long-Term Incentive Plan. The amount of your grant is $1,250,000 and it translates into 128,205 units calculated at the closing price of PG&E Corporation common stock on January 22, 2001, of $9.75 per share. An extremely small number of individuals are included in this arrangement. For this reason, it is absolutely necessary for you to restrict any conversation on this subject to me or Brent Stanley.

Your grant of phantom PG&E Corporation restricted stock units is effective January 22, 2001, and will vest on December 31, 2004, subject to either one of the following conditions:

  - 50 percent will automatically vest on December 31, 2004. The remaining 50 percent will vest on December 31, 2004 only if the Corporation's performance, as measured by relative Total Shareholder Return (TSR) on a cumulative basis over four years, is at or above the 55th percentile of its comparator group; or

  - if, at the end of the third year of the grant, December 31, 2003, the Corporation's performance as measured by relative TSR on a cumulative basis, is at or above the 75th percentile of its comparator group, the entire grant will vest.

You may elect to defer your actual award payments under the PG&E Corporation Supplemental Retirement Savings Plan prior to the award cliff-vesting. Such deferrals will be made in PG&E Corporation phantom stock units on the first business day of January of the year following vesting. Awards not deferred will be paid either entirely in PG&E Corporation stock or half in PG&E Corporation stock and half in cash in January of the year following vesting.

Bruce, I look forward to your continued strong contributions to PG&E Corporation's success.

Sincerely,

ROBERT D. GLYNN, JR.